Exhibit 15.1

Beijing Office
Unit 2419-2422 Kerry Center South Tower

1 Guang Hua Road, Chaoyang District, Beijing, 100020
T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Jiayin Group Inc. on Form S-8 [FILE NO. 333-233615] of our report dated April 30, 2021, with respect to our audit of the consolidated financial statements of Jiayin Group Inc. as of December 31, 2020 and for the year ended December 31, 2020, which report is included in this Annual Report on Form 20-F of Jiayin Group Inc. for the year ended December 31, 2020.

/s/ Marcum Bernstein & Pinchuk LLP

Beijing, China

April 30, 2021

www.marcumbp.com